U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wishart Enterprises Limited.
(Exact name of Registrant as specified in its charter)

NEVADA	39-2068976
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

#108-2940 Louise Street Saskatoon, Saskatchewan Canada S7J 5K2	Inc. Plan of Nevada 613 Saddle River Court Henderson, NV 89011
(Name and address of principal executive offices)	(Name and address of agent for service)

Registrant's telephone number, including area code: 928-466-4316
Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.|__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BEREGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM PRICE SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	515,000 shares	$0.08	$41,200	$1.62

(1)	This price was arbitrarily determined by Wishart Enterprises Limited.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Marvin Longabaugh, Esq.
2245C Renaissance Drive
Las Vegas, NV 89119
(702) 967-6800 Fax: (702) 967-6789

SUBJECT TO COMPLETION, Dated February 12, 2008

PROSPECTUS
WISHART ENTERPRISES LIMITED.515,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 515,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.08 per share. These shares will be sold from time to time at the total discretion of the selling shareholders.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.08	None	$0.08
Total	$41,200	None	$41,200

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.08 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” starting on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: February 12, 2008

SUMMARY	4
RISK FACTORS	6
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	6
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	6
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	6
RISKS ASSOCIATED WITH OUR BUSINESS MODEL	7
Because we have not established the “Wishart”, “Healing Naturally” and “healinglupusnaturally.com” names, and our products and name have little, if any, name recognition, we may be prevented from generating revenues, which will reduce the value of your investment.	7
Because our business plan includes forming business alliances with third party businesses, and there is no guarantee that we will be able to find such like-minded “Strategic Partners,” we may be unable to pursue our intended course of business, and our business may fail.	7
If we are unable to successfully manage growth, our operations could be adversely affected.	7
If we are unable to succeed in marketing, establishing partnerships, and maintaining a large enough visitor base to support our business operations, we will be unable to achieve profitable operations, and our business may fail.	7
If new competitors enter the market and emulate our business model, our sales and profitability may be negatively materially impacted.	8
If we are unable to continually upgrade and expand our systems, our business will fail.	8
Because we are dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and on our business, financial condition, and operating results.	8
Because we rely heavily upon third-party telecommunications providers, any disruption in that telecommunication will have adverse effects on our business operations.	9
If there are events or circumstances affecting the reliability and security of the Internet, access to our Site and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.	9
If we cannot develop or expand our site infrastructure reasonably, effectively, or in a timely manner, we may suffer a loss in business.	9
Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect on our business.	10
Because the e-commerce market is subject to cyclical variations, those variations may have a material adverse effect on our business.	10
RISKS ASSOCIATED WITH MANAGEMENT AND CONTROL PERSONS	10
Because our management is inexperienced in operating an online alternative health information business, our business plan may fail.	10
Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	11
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	11
Because our President and Director, Barbara Lamb owns approximately 79.5% of our outstanding common stock, investors may find that corporate decisions influenced by Barbara Lamb are inconsistent with the best interests of other stockholders.	11
Because our President and Director, Barbara Lamb owns approximately 79.5% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.	11
RISKS RELATED TO LEGAL UNCERTAINTY	12

If our medical information or the products of our advertisers are found to cause injury, have defects, or fail to meet industry standards, we may incur substantial litigation, judgment, and product liability costs, which will increase our losses and negatively affect our brand name reputation and product sales.	12
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	12
RISKS RELATED TO OUR SECURITIES	13
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	13
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	13
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	13
If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.	13
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	14
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	14
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	15
FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	15
DETERMINATION OF OFFERING PRICE	15
DILUTION	15
SELLING SHAREHOLDERS	16
PLAN OF DISTRIBUTION	20
LEGAL PROCEEDINGS	21
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
DESCRIPTION OF SECURITIES	23
INTERESTS OF NAMED EXPERTS AND COUNSEL	25
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	25
ORGANIZATION WITHIN THE LAST FIVE YEARS	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35
EXECUTIVE COMPENSATION	38
FINANCIAL STATEMENTS	40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	41
AVAILABLE INFORMATION	41

Summary

We were incorporated as “Wishart Enterprises Ltd.” (“Wishart”) on December 17, 2006, in the State of Nevada for the purpose of developing a family of “Healing Naturally” health-related websites specifically for individuals with particular illnesses, as well as their families and friends. Currently we maintain one website, www.healinglupusnaturally.com, which provides information, inspiration, and direction for those dealing with lupusand we are developing other websites which relate to other illnesses.

We are a development stage company and have not generated significant sales to date. As of November 30, 2007, we had $46,496 in current assets and current liabilities in the amount of $12,907. Accordingly, our working capital position as of November 30, 2007 was $33,589. Since our inception through November 30, 2007, we have incurred a net loss of $26,282. Our current working capital is not sufficient to enable us to implement our business plan as set forth in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing.

Our principal executive offices are located at #108-2940 Louise Street, Saskatoon, Saskatchewan, Canada S7J 5K2. Our phone number is 928-466-4316. Our fiscal year end is November 30.

The Offering

Securities Being Offered
Up to 515,000 shares of our common stock, which includes all issued and outstanding shares with the exception of those held by our President and Director, Barbara Lamb, and our Vice-President, Yvonne Price.

Offering Price
The offering price of the common stock is $0.08 per share. There is no public market for our common stock. We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares in our stock.
We intend to apply to the NASD over-the-counter bulletin board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
2,515,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President and Director, Barbara Lamb owns an aggregate of 79.5% of the common shares of our company and therefore has substantial control. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Offering Period	These shares will be sold from time to time at the total discretion of the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of November 30, 2007 (Audited)
Cash	$46,496
Total Assets	$47,825
Liabilities	$12,907
Total Stockholders’ Equity	$47,825

Statement of Operations	For the Year Ended November 30, 2007 (Audited)
Revenue	$0
Loss for the Period	$26,282

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned limited revenue since our inception, which makes it difficult to evaluate whether we will operate profitably. Operating expenses for the period from December 13, 2006 (date of inception) to November 30, 2007, totaled $26,282. We have incurred cumulative net losses of $26,282 since December 13, 2006. We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. As of November 30, 2007, we had cash in the amount of $46,496. Our future is dependent upon our ability to obtain financing or upon future profitable operations. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Evaluation of our business will be difficult because we have a limited operating history. We are in the development stage of our business and have not yet begun to offer our products. To date, revenues are not substantial enough to maintain us without additional capital injection if we determine to pursue a growth strategy before significant revenues are generated. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations. Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated with Our Business Model

Because we have not established the “Wishart”, “Healing Naturally” and “healinglupusnaturally.com” names, and our products and name have little, if any, name recognition, we may be prevented from generating revenues, which will reduce the value of your investment.

Because we are a new company with new products and we have not conducted advertising, there is little or no recognition of our “Wishart”, “Healing Naturally” and “healinglupusnaturally.com”  names. As a result, consumers may utilize websites other than ours that have brand recognition in the market and we may be unable to generate sufficient revenues to meet our expenses or meet our business plan objectives, which will reduce the value of your investment.

Because our business plan includes forming business alliances with third party businesses, and there is no guarantee that we will be able to find such like-minded “Strategic Partners,” we may be unable to pursue our intended course of business, and our business may fail.

Our business plan anticipates us functioning in tandem with one or more health-related businesses or companies (our “Strategic Partners”) that will add value, content and increased traffic to our own site. To date, we have not found such a Strategic Partner, and there is no guarantee that we will be able to identify one or that any potential Strategic Partner would be amendable to participating with us in pursuing our existing business model. Failure to secure a Strategic Partner will likely  have a negative material impact on our operations.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we are unable to succeed in marketing, establishing partnerships, and maintaining a large enough visitor base to support our business operations, we will be unable to achieve profitable operations, and our business may fail.

If we are unable to succeed in marketing maintaining a large enough visitor base to support our business operations, we will be unable to achieve profitable operations. Any time a new website isintroduced into a market, there is a substantial risk that revenue will not meet expectations or even cover the cost of operations. General market conditions are unpredictable, and traffic might be slow or even non-existent, which would result in limited or non-existent advertising revenue. While we anticipate the ability to drive traffic toour websites, there is no way to predict the volume of traffic that will occur or even if traffic will be sufficient to support our future operations. Numerous factors beyond our control may affect the marketability of the Site offered. These factors include, but are not limited to, consumer demand and emerging competition. The exact effect of these factors cannot be accurately predicted, but it is possible they may result in our not receiving an adequate return on our invested capital.

If new competitors enter the market and emulate our business model, our sales and profitability may be negatively materially impacted.

The Internet is a highly competitive arena with competition continually increasing. There is no assurance that there will not be future competition from other companies that could potentially enter the market and try to emulate our business model. This could result in a decrease in revenue, reduced operating margins and a loss of market share for us at a later date.To remain competitive in both revenue and access to resources and capital, we may be required to make substantial investments in our advertising, distribution network, and sales and marketing activities. In addition, in the event that competitors enter the marketplace,we might face pressure from competitors on the sales prices of our products, as well as from potential customers. As a result of any of these factors, there could be a material adverse effect on our sales and profitability.

If we are unable to continually upgrade and expand our systems, our business will fail.

If we are unable to continually upgrade and expand our systems in order to keep up with the technological change within our industry, we will not be able to compete within our industry and our business will fail. The Internet market is characterized by rapidly changing technologies, evolving industry standards, changing customer needs, and frequent new product and service introductions. Our future success will depend, in part, on our ability to change and evolve, to use technologies effectively, to further expand our family of websites, and to potentially develop new services to meet changing customer needs on a timely and cost-effective basis. There can be no assurance that we will be successful in this change and evolution on a timely basis. Although we intend to support emerging standards in the Internet marketplace, there can be no assurance that industry standards will be established or, if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.

Because we are dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and on our business, financial condition, and operating results.

Because we are dependent on third parties, we face potential losses if any of theservices provided by these third partiesare interrupted or become more costly. Our operations and services are dependent on the protections of our equipment from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of our equipment, including all critical “server” equipment dedicated to our Internet Web Portal site, will be located at a single facility operated by an independent third-party. Despite precautions taken by us and our third-party “server park” operator, the occurrence of a natural disaster or other unanticipated problems at our corporate offices or those of the server park operator, could cause interruptions in our services.

We will be relying upon our server park operator to provide redundant or backup equipment and telecommunications facilities. Any accident, incident or system failure that causes interruptions in our operations could have a material adverse affect on our ability to provide Internet services to our customers. Extensive or multiple interruptions in providing customers with site access are a known primary reason for customer decisions to abandon the use of Internet sites/services. Accordingly, any disruption of our services due to system failures could have a material adverse affect on our business, financial condition and results of operations. Additionally, any failure on the part of our Strategic Partners, upon whom we may rely to drive traffic to our Site, will reflect poorly upon our brand and result in reduced traffic to our Site and, therefore, reduced revenue.

Because we rely heavily upon third-party telecommunications providers, any disruption in that telecommunication will have adverse effects on our business operations.

If telecommunications providers lose service to their customers, our customers will not be able to access our service. We will be relying on our web hosting companyfor our customers to access our web site. In the Internet marketplace it is not unusual for telecommunications providers to lose service in a market area, although these problems are usually cured within 24 hours. Any accident, incident, system failure or discontinuance of operations involving a third-party telecommunications provider that causes our members or visitors to be unable to access our site could have a material adverse affect on our ability to provide services to our customers and, in turn, on our business, financial condition, and results of operations.

If there are events or circumstances affecting the reliability and security of the Internet, access to our Site and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.

Despite the implementation of security measures, our web site infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by members, other Internet users, other connected Internet sites, and the interconnecting telecommunications networks. Such problems caused by third-parties could lead to interruptions, delays or cessation of service to our customers. Inappropriate use of the Internet by third-parties could also potentially jeopardize the security of confidential information stored in our computer system, which may deter individuals from becoming customers. Such inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, which is commonly known as “cracking” or “hacking.” Although we intend to implement security measures, such measures have been circumvented in the past, and there can be no assurance that any measures we implement would not be circumvented in future. Dealing with problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation of service to our customers, which could have a material adverse affect on our business, financial condition and results of operations.

If we cannot develop or expand our site infrastructure reasonably, effectively, or in a timely manner, we may suffer a loss in business.

The future success of our business will depend to a large extent on the capacity, reliability and security of our Site infrastructure. As consumer visitation increases, we will be required to expand and adapt our Site infrastructure. Such expansion and adaptation will require substantial financial, operational and management resources. We believe that we will have the necessary funds for capital expenditures on Site software and hardware infrastructure during the next twelve months. In the event that we grow very rapidly, there can be no assurance that we will be able to keep up or expand or adapt our Site infrastructure to meet evolving consumer demand on a timely basis and at a commercially reasonable cost, or at all. If we are unable to expand and adapt our Site infrastructure to accommodate visitors to our Site, customers could stop using our service, resulting in a loss of business.

Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect on our business.

US trade & industry is subject to economic changes and periodical fluctuations. Prolonged declines in the economy and/or a recession could have a material adverse effect on our business. The national economy is affected by numerous factors and conditions, all of which are beyond our control, including (a) Interest rates; (b) Inflation; (c) Employment levels; (d) Changes in disposable income; (e) Financing availability; (f) Federal and state income tax policies; and (g) Consumer confidence.

Because the e-commerce market is subject to cyclical variations, those variations may have a material adverse effect on our business.

Since many of our advertisers and partners will be online retailers of health-related products, we will be subject to cyclical variations in the e-commerce market. Internet usage, and in turn e-commerce, slows down in the summer months. Online retailers rely on the expenditure of discretionary income for most, if not all, sales. Economic downturns, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and, therefore, have a material adverse effect on our revenue, cash flow and results of operations as advertisers reduce their advertising expenditures in response to changes in spending. Alternatively, any improvement, whether real or perceived, in economic conditions or prospects could adversely impact our partners’ ability to acquire merchandise and, therefore, have a material adverse effect on our business, prospects, financial condition and results of operations, as their available supply of merchandise may be negatively impacted by increased competition.

Risks Associated with Management and Control Persons

Because our management is inexperienced in operating an online alternative health information business, our business plan may fail.

Our management does not have any specific training in running an online alternative health information business. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Barbara Lamb, our President and Director, devotes approximately 30 hours per week, and Yvonne Price, our Vice-President, devotes approximately 5 hours per week to our business affairs. We do not have an employment agreement with Barbara Lamb or Yvonne Price, nor do we maintain key life insurance for them. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of our management, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our President and Director, Barbara Lamb owns approximately 79.5% of our outstanding common stock, investors may find that corporate decisions influenced by Barbara Lamb are inconsistent with the best interests of other stockholders.

Barbara Lamb is our President and Director. She owns approximately 79.5% of the outstanding shares of our common stock. Accordingly, she will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Barbara Lamb may still differ from the interests of the other stockholders.

Because our President and Director, Barbara Lamb owns approximately 79.5% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.

Our President and Director, Barbara Lamb owns 2,000,000 shares of our common stock, which equates to 79.5% of our outstanding common stock. There is presently no public market for our common stock although we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Barbara Lamb will be eligible to sell her shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Risks Related to Legal Uncertainty

If our medical information or the products of our advertisers are found to cause injury, have defects, or fail to meet industry standards, we may incur substantial litigation, judgment, and product liability costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because the information we provide and the products our advertisers provide are of a medical nature, we may be subject to liability for any incidents that may occur in connection with the application of this information or the use of these products or due to claims of incompetency or of defective design, integrity or durability of the products. We do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. The occurrence of any claims, judgments, or product recalls will negatively affect our brand name image and advertising sales, as well as lead to additional costs.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 515,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 20.5% of the common shares outstanding as of the date of this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors may become authorized to issue shares of preferred stock. Our board of directors may then have the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale.

Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.08 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 515,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration under Regulation S of the Securities Act of 1933, as amended, and completed on March 15, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of February 12, 2008, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 2,515,000 shares of common stock outstanding on February 12, 2008.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Amanda Fisher-LaFrambroise 86 Galbraith Crescent Saskatoon, Saskatchewan Canada S7M 4H1	50,000	50,000	0	0
Angela Paul 501 Crystal Court Warman, Saskatchewan Canada, S0K 4S0	3,125	3,125	0	0
Ashley Nimalovitch 303C 1121 McKercher Drive Saskatoon, Saskatchewan Canada, S7H 5B8	3,125	3,125	0	0
Bruce Korchinski 622 McPherson Ave. Saskatoon, Saskatchewan Canada, S7N 0X6	37,500	37,500	0	0
Catherine Nickel 1122 Hazen Street Saskatoon, Saskatchewan Canada, S7K 0Z8	3,125	3,125	0	0

Christine Korchinski 622 McPherson Ave. Saskatoon, Saskatchewan Canada, S7N 0X6	37,500	37,500	0	0
Craig Mitchell 219 Albert Avenue Saskatoon, Saskatchewan Canada, S7N 1E8	6,250	6,250	0	0
Dan Korchinski 622 McPherson Ave. Saskatoon, Saskatchewan Canada, S7N 0X6	25,000	25,000	0	0
Darren Dahlseide 922 Trotter Crescent Saskatoon, Saskatchewan Canada, S7L 3R1	3,125	3,125	0	0
David Pufahl 302 Scissons Crescent Saskatoon, Saskatchewan Canada S7S 1B9	10,000	10,000	0	0
Debbie Pufahl 302 Scissons Crescent Saskatoon, Saskatchewan Canada S7S 1B9	3,125	3,125	0	0
Derek Brissette Box 310 Vanscoy, Saskatchewan Canada, S0L 3J0	3,125	3,125	0	0
Don Moleski 10 Roborecki Terr Saskatoon, Saskatchewan Canada, S7K 5L3	25,000	25,000	0	0
Doug Tullis 1619 Avenue B North Saskatoon, Saskatchewan Canada, S7L 1H2	3,125	3,125	0	0
Elizabeth Moleski 10 Roborecki Terr Saskatoon, Saskatchewan Canada, S7K 5L3	12,500	12,500	0	0
Erica Kokoski 366 Appleby Crescent Saskatoon Saskatchewan Canada, S7M 4B3	25,000	25,000	0	0
Garrett Kokoski 366 Appleby Crescent Saskatoon Saskatchewan Canada, S7M 4B3	10,000	10,000	0	0
Jamie Prang Site 304, Box 1 RR3 Saskatoon, Saskatchewan Canada, S7K 3J6	3,125	3,125	0	0

Janice Braden 901 9thAvenue N Saskatoon, Saskatchewan Canada, S7K 2Z3	50,000	50,000	0	0
Jeff Weightman 1111 Avenue N South Saskatoon, Saskatchewan Canada, S7M 2P7	10,000	10,000	0	0
Jinelle Moleski 305-139 St. Lawrence Ct. Saskatoon, Saskatchewan Canada, S7K 4H3	12,500	12,500	0	0
Josh Weightman # 1587 Laronge Saskatoon, Saskatchewan Canada, S0J 1L0	3,125	3,125	0	0
Kelly Prang Site 304, Box 1 RR3 Saskatoon, Saskatchewan Canada, S7K 3J6	3,125	3,125	0	0
Kelvin Krushelinski 1309 Idylwyld Drive North Saskatoon, Saskatchewan Canada, S7L 1A3	3,125	3,125	0	0
Ken Rostek 318 Benesh Crescent Saskatoon, Saskatchewan Canada, S7K 6P5	3,125	3,125	0	0
Kerry Dudra 128 Adelaide Street East Saskatoon, Saskatchewan Canada S7J 0H4	3,125	3,125	0	0
Matt Kostiuk 303C 1121 McKercher Drive Saskatoon, Saskatchewan Canada, S7H 5B8	6,250	6,250	0	0
Robbie Collins 304-428 4thAvenue N Saskatoon, Saskatchewan Canada, S7K 2M3	3,125	3,125	0	0
Ron Fisher 414 McCormack Road Saskatoon, Saskatchewan Canada, S7M 4Y1	18,750	18,750	0	0
Sarah Korchinski 622 McPherson Ave. Saskatoon, Saskatchewan Canada, S7N 0X6	25,000	25,000	0	0
Sonya Kostiuk 1111 Avenue N South Saskatoon, Saskatchewan Canada, S7M 2P7	3,125	3,125	0	0

Stephanie Schneck Site 304, Box 1 RR3 Saskatoon, Saskatchewan Canada, S7K 3J6	3,125	3,125	0	0
Terry Bendel 12 Marlborough Crescent Saskatoon, Saskatchewan Canada, S7L 3T7	3,125	3,125	0	0
Theresa Fisher 414 McCormack Road Saskatoon, Saskatchewan Canada, S7M 4Y1	25,000	25,000	0	0
Thomas Korchinski 622 McPherson Ave. Saskatoon, Saskatchewan Canada, S7N 0X6	25,000	25,000	0	0
Trevor Larson RR 3, Site 302, Box 10 Saskatoon, Saskatchewan Canada, S7K 3J6	6,250	6,250	0	0
Trevor Scott 501 Crystal Court Warman, Saskatchewan Canada, S0K 4S0	18,750	18,750	0	0
Wayne Nickel 1122 Hazen Street Saskatoon, Saskatchewan Canada, S7K 0Z8	10,000	10,000	0	0
Wayne Smith 26 Gooding Pl. Saskatoon, Saskatchewan Canada, S7M 4W4	3,125	3,125	0	0
Wendy Tischler Site 304, Box 1, RR3 Saskatoon, Saskatchewan Canada, S7K 3J6	6,250	6,250	0	0
Wesley Davidson 506 Steiger Way Saskatoon, Saskatchewan Canada, S7N 0C1	6,250	6,250	0	0

None of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.08 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of the date of this Prospectus are as follows:

Name	Age	Position Held with the Company
Barbara Lamb #108-2940 Louise Street, Saskatoon, Saskatchewan Canada S7J 5K2	59	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director
Yvonne Price #108-2940 Louise Street, Saskatoon, Saskatchewan Canada S7J 5K2	42	Vice-President

Set forth below is a brief description of the background and business experience of our executive officers and Directors.

Barbara Lamb is our President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director. Ms. Lamb holds a Bachelor of Education and a professional teaching certificate from the province of Alberta and an Honors Post Baccalaureate Diploma from Simon Fraser University.  She also holds a teaching certificate from the University of Saskatchewan.  She taught primary school from 1968 to 1973, when her illness interrupted her career.  Upon regaining her health, Ms. Lamb resumed her career and taught primary school from 1992 until 1999.  Since 2000 she has been focused on refining her strategy for helping people combat lupus. She currently devotes all of her working time to Wishart Enterprises Limited.

Yvonne Price is our Vice-President and Director.  She is Ms. Lamb’s sister.  Mrs. Price has been a receptionist at the President´s office at Innovation Place at the University of Saskatchewan (located in Saskatoon) since 2003.  From 1989 to 2002 she was a secretary at Queen Street Diagnostic Imaging, also in Saskatoon, Saskatchewan.  She completed the Medical Office Assistant Program at Robertson Career College in 1988.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Barbara Lamb and Yvonne Price.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 12, 2008, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership[1]	% of Common Stock[2]
Barbara Lamb #108-2940 Louise Street, Saskatoon, Saskatchewan Canada S7J 5K2	Common Stock	2,000,000 Shares	79.5%
Yvonne Price #108-2940 Louise Street, Saskatoon, Saskatchewan Canada S7J 5K2	Common Stock	0 Shares	0%
DIRECTORS AND OFFICERS – TOTAL		2,000,000 Shares	79.5%

5% SHAREHOLDERS
NONE	Common Stock	NONE	NONE

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 2,515,000 shares of common stock issued and outstanding for the company as of February 12, 2008.

Description of Securities

Our authorized capital stock consists of 50,000,000 shares of common stock, with a par value of $0.001 per share, and no shares of preferred stock. As of February 12, 2008, there were 2,515,000 shares of our common stock issued and outstanding. Our shares are held by forty-two (42) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Marvin Longabaugh, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Maddox Ungar Silberstein, PLLC, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Maddox Ungar Silberstein, PLLC has presented his report with respect to our audited financial statements. The report of Maddox Ungar Silberstein, PLLC is included in reliance upon his authority as an expert in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as “Wishart Enterprises Ltd.” on December 17, 2006, in the State of Nevada for the purpose of developing a family of “Healing Naturally” health-related websites specifically for individuals with particular illnesses, as well as their families and friends. Currently we maintain one website, www.healinglupusnaturally.com, which provides information, inspiration, and direction for those dealing with lupus.  We intend to earn revenue by selling advertising space on this and future websites, by selling third party health products directly through ourwebsites using e-commerce functionality, and from product referral, sponsorship and affiliate fees from third parties.

Our principal executive offices are located at #108-2940 Louise Street, Saskatoon, Saskatchewan, Canada  S7J 5K2. Our telephone number is 928-466-4316. Barbara Lamb, our President and Director, and Yvonne Price, our Vice-President, are persons that may be described as “promoters” as defined in Rule 405 of the Securities Act by virtue of their roles in founding and organizing our company.

Our fiscal year end is November 30, 2007.

Description of Business

Company Overview

We were incorporated as “Wishart Enterprises Ltd.” (“Wishart”) on December 17, 2006, in the State of Nevada for the purpose of developing a family of “Healing Naturally” health-related websites specifically for individuals with particular illnesses, as well as their families and friends. Currently we maintain one website, www.healinglupusnaturally.com, which provides information, inspiration, and direction for those dealing with lupus.  We intend to earn revenue by selling advertising space on this and future websites, by selling third party health products directly through ourwebsites using e-commerce functionality, and from product referral, sponsorship and affiliate fees from third parties.

Business of Company

We are engaged in the business of developing a family of “Healing Naturally” health-related websites advocating a blend of western medicine with alternative health practices such as meditation, yoga, and careful nutrition specifically designed for individuals with particular illnesses, as well as their families and friends. We have already developed our initial website, www.healinglupusnaturally.com(our “Product” or our “Site”), which provides information, inspiration, and direction for those dealing with lupus.   Such a product will allow people with specific illnesses and their families and friends efficient and convenient access to information regarding an alternative approach to dealing with their illness.

We intend to earn revenue by selling advertising space on this and future websites, by selling third party health products directly through ourwebsites using e-commerce functionality, and from product referral, sponsorship and affiliate fees from third parties. We are currently in the process of designing and developing our Sitewith the aid of Marginally Clever Software.  The beta version of our Site was posted on the Internet in August, 2007, and we have continued to refine our Site since then. We are also presently developing our Site’s advertising and affiliate capability. When we are satisfied that our Site will compete effectively in the Internet Industry by being the most practical and informative health-related website, we will begin to promote it to individuals with specific illnesses as well as their families and friends.

Alternative Healing Industry

Alternative medicine is a term covering practices which differ from current medical methods (such as homeopathy, naturopathy, chiropractic, and herbal medicine). It has been defined as every available approach to healing that does not fall within the realm of conventional medicine.  Alternative medicine is commonly categorized together with complementary medicine under the umbrella term 'complementary and alternative medicine' (“CAM”).  The term complementary medicine refers to alternative medicine treatments used in addition (complementary) to conventional medicine prescribed by a physician.  CAM incorporates integrative medicine and various subjects such as herbalism, meditation, chiropractic, yoga, body work and diet-based therapies. Alternative medicine practices may be based on non-traditional belief systems or philosophies, and some may not follow the scientific method. They may incorporate spiritual, metaphysical, or religious underpinnings, untested practices, pre-modern medical traditions, or newly developed approaches to healing. If an initially untested alternative medical approach is subsequently shown to be safe and effective, it may then be adopted by conventional practitioners and no longer considered "alternative."

Many people utilize mainstream medicine for diagnosis and basic information, while turning to alternatives for what they believe to be health-enhancing measures. However, studies indicate that a majority of people use alternative approaches in conjunction with conventional medicine.  Edzard Ernst, the first Professor of Complementary Medicine in the United Kingdom, wrote in the 2003 Medical Journal of Australia that “about half the general population in developed countries uses complementary and alternative medicine.”

A survey released in May 2004 by the National Center for Complementary and Alternative Medicine, part of the National Institutes of Health in the United States, found that in 2002, 36% of Americans used some form of alternative therapy in the past 12 months, 50% in a lifetime - a category that included yoga, meditation, herbal treatments and the Atkins diet.  If prayer was counted as an alternative therapy, the figure rose to 62.1%. 25% of people who use CAM do so because a medical professional suggested it.  A British telephone survey by the BBC of 1209 adults in 1998 shows that around 20% of adults in Britain had used alternative medicine in the previous 12 months.

The use of alternative medicine appears to be increasing. A study published in the 1998 Journal of the American Medical Association showed that the use of alternative medicine had risen from 33.8% in 1990 to 42.1% in 1997.  In the United Kingdom, a 2000 report ordered by the House of Lords suggested that "...limited data seem to support the idea that CAM use in the United Kingdom is high and is increasing."

Increasing numbers of medical colleges have started offering courses in alternative medicine. For example, the University of Arizona College of Medicine offers a program in Integrative Medicine under the leadership of Dr. Andrew Weil which trains physicians in various branches of alternative medicine that "...neither rejects conventional medicine, nor embraces alternative practices uncritically." In three separate research surveys that surveyed 729 schools in the United States (125 medical schools offering an MD degree, 25 medical schools offering a Doctor of Osteopathy degree, and 585 schools offering a nursing degree), 60% of the standard medical schools, 95% of osteopathic medical schools and 84.8% of the nursing schools teach some form of CAM.

The Internet

According to Internet World Stats (http://www.internetworldstats.com/emarketing.htm), the number of people who are using the World Wide Web has grown from 16 million users, or 0.4% of the global population in December of 1995, to 1,262,032,697 and 19.1% of the global population in November of 2007.  The Internet has emerged as a major communications medium and has already fundamentally changed many sectors of the economy, including the marketing and sales of financial services, travel and entertainment, among others.  The Internet is also changing the healthcare industry and has transformed how consumers find and utilize healthcare information.

Internet advertising continues to grow rapidly. We believe that this market growth is driven by several factors, including consumers shifting their buying and media preferences to online services and the benefits of online advertising relative to traditional media, which include interactivity, rapid and measurable user feedback and the ability to target consumers more efficiently.

Our Product

The rising interest in and use of alternative healing in addition to the widespread and increasing use of the internet as a source of healthcare information have resulted in what we anticipate will be a highly receptive potential market for our Product. Our business plan is to develop a family of “Healing Naturally” health-related websites advocating a blend of western medicine with alternative health practices such as meditation, yoga, and careful nutrition.  Our founder, Barbara Lamb, understands that she is one of the rare people to go from full-blown lupus erythematosus to remission or near-remission, and she attributes her improved health to a disciplined, long-term health program explained in our Site, www.healinglupusnaturally.com, which is our primary portal at this time.  We intend that this Site, and our future consumer portals, will help consumers take an active role in managing their health.

Content offerings at www.healinglupusnaturally.com currently include information about Barbara Lamb’s struggle with lupus, her approach to healthy living, a discussion of natural therapies and products, and recommended strategies for lupus sufferers.  We intend that our future websites dealing with other illnesses will also take this personal approach, with information and experiences from real people who have suffered from the illness.  We state clearly that the individual’s medical doctor must be consulted in connection with any regimen, advice that will be emphasized in all “Healing Naturally” websites.

Competition

We face significant competition for Internet visitors from a range of health and wellness websites on the internet, including:

•	lupus.webmd.com/
•	en.wikipedia.org/wiki/Lupus_erythematosus
•	www.nlm.nih.gov/medlineplus/ tutorials/lupus/htm/index.htm
•	www.uklupus.co.uk/ana.htm
•	www.arthritis.ca/ types%20of%20arthritis/lupus/default.asp?s=1 - 68k –
•	www.jointsinmotion.org/ conditions/DiseaseCenter/lupus.asp
•	www.medicalnewstoday.com/sections/lupus
•	lupus.about.com
•	revolutionhealth.com/forums
•	Yahoo! Groups: Lupus

We intend to distinguish ourselves and attract visitors by offering a high quality product that takes a personal approach.  Our Site is presented from the perspective of an individual who suffers from lupus and has found what she believes are successful strategies to cope with the illness, and we intend to take this approach with future websites.  We believe that presenting this information from the perspective of someone suffering with the particular illness is qualitatively different from most of the health and wellness websites currently on the Internet.

We anticipate that our success will depend upon our ability to remain competitive in our website subject areas. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Intellectual Property

We intend, in due course, subject to legal advice, to apply for trademark protection and/or copyright protection in the United States, Canada, and other jurisdictions.

We intend to aggressively assert our rights trademark and copyright laws to protect our intellectual property, including product design,product research and concepts and recognized trademarks. These rights are protected through the acquisition of trademark registrations, the maintenance of copyrights, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

While there can be no assurance that registered trademarks and copyrights will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations of the online healthcare information industry. We are subject to the laws and regulations of those jurisdictions in which we plan to sell our product, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the developmentand operation of our Siteis not subject to special regulatory and/or supervisory requirements.

Employees

We have no other employees other than our officers and directors. Barbara Lamb is our Director, President, Secretary, and Treasurer. Yvonne Price is our Vice-President.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Description of Property

We maintain our corporate office at #108-2940 Louise Street, Saskatoon, Saskatchewan, Canada  S7J 5K2.  We pay Barbara Lamb $500 per month for the use of the office space.

Plan of Operation

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Product Development

We intend to continue the development and refinement of our Product over the coming months. We will first focus our efforts on our initial Siteby investing in the resources needed to deliver health and wellness information by continuing to build our repository of wellness content, introducing and broadening our interactive services such as forums and blogs, and increasing their functionality relative to similar products in the marketplace.  On April 23, 2007, we engaged Marginally Clever Software to develop our Site and have been refining the Site since that date.

We currently own a number of other domains which we intend to develop in the future.  These include:

•	healingarthritisnaturally.com
•	healingdiabetesnaturally.com
•	healingosteoarthritisnaturally.com
•	healingosteoporosisnaturally.com
•	healinggerdnaturally.com
•	healingibsnaturally.com
•	healinghiatalhernianaturally.com
•	healingibdnaturally.com
•	healingprostatitisnaturally.com
•	healingdepressionnaturally.com
•	healingheartdiseasenaturally.com
•	healingcancersnaturally.com
•	healingliverdiseasenaturally.com

We intend to acquire and develop additional domains as our business grows.  Some of the new domains will deal with specific ailments and others will simply refer back to other domains.  The purpose of these “refer back” domains is to increase our visibility and accessibility on the Internet.  We intend to begin tracking visitors to our websites and other usage data and report this on a periodic basis.

We also intend to develop multiple language websites, translating our English content to other languages using free or low-cost computer programs available on the Internet.  Although the resulting translations may lose some dialectic artifacts, we believe they will provide useful information to individuals who are suffering from particular ailments.  The goal of providing multiple languages is to increase the aggregate number of visitors to our family of websites.  We believe that some foreign language visitors to our websites will be interested in the products we advertise or feature, which will lead to increased revenue.  All of our websites will contain meta tag keywords in multiple languages to enable us to attract the most visitors possible.  Meta tags are hidden identifiers in web pages which are recognized by search engines such as Google and enable more accurate web searches.

Our plan is to create an interactive, feature-rich family of “Healing Naturally” websites which will become the destination of choice for individuals in search of an alternative approach to dealing with their illness. The overriding goal of our websites will be to maximize the number of unique and repeat visitors and the time visitors spend at our websites.  The appeal to repeat visitors is sometimes called stickiness.  To maximize stickiness we intend to develop the following features for our websites:

•	interactive forums for visitors
•	video and audio discussions of the ailment

•	continuously updated relevant information, news and links
•	blogs or web logs
•	guest contributors such as doctors, patients, and others
•	sponsored areas which are maintained by third parties

Revenue Generation

We are currently developing our Site’s advertising and affiliate capability.  We anticipate that the Site will host advertisements by the middle of February, 2008, as well as affiliate and product referral links as relationships with other companies develop.

We plan to generate revenue primarily through the sale of advertising, referral and affiliate fees.  We do not anticipate charging user fees for access to our information.  We anticipate that our sponsors, advertisers and affiliates will consist primarily of vitamin, pharmaceutical, food, biotechnology and medical device companies, and consumer products companies whose products relate to health, wellness, diet, fitness, lifestyle, and illness prevention.

We believe that we are well positioned to benefit from the expected trend toward increased online advertising spending by health and lifestyle businesses because, if our business develops as planned, we will provide access to a highly specific audience for advertisers and sponsors to target.  If possible, we will provide a means by which advertisers can gauge the effectiveness of their online marketing campaigns and programs through objective statistical reports that detail the number of visitors to their sponsored area and the type of actions taken by these visitors.

Sales and Distribution Strategy

Our goal is for our websites to become a leading source of alternative healthcare information in the online healthcare information marketplace. In order to achieve our goal, we intend to increase awareness of our Product with potential customers, who we anticipate will be people with specific illnesses as well astheir friends and families. We plan to promote the “Healing Naturally” brand through relationships with other Internet media and wellness companies and through advertising and promotion.   We intend to devote significant resources to establishing a sponsorship base for our Site and for “Healing Naturally” generally. Specifically, we intend to do the following:

•	Add advertising, initially with a focus on Google Adwords advertising.
•	Develop relationships with sponsors interested in adding content, participating in forums, and using our portals to market their products and services.
•	Contract with affiliates – most likely other websites which sell products and services – to share revenue from sales referred through our portals.
•	Add an interactive forum to the website.
•	Add additional content on a regular basis and increase the number of web pages, whichshould drive traffic andincreased revenue from advertisers.
•	Enhance our tracking of visits, page views and other usage data.
•	Engage a website optimization consultant to improve our ranking on Google and other search engines.

Intellectual Property Protection

We intend to aggressively assert our rights under trademark and copyright laws to protect our intellectual property, including products, proprietary manufacturing processes and technologies, product research and concepts, and recognized trademarks. These rights are protected through the acquisition of copyright and trademark registrations, the maintenance of trade secrets, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We are currently consulting with law firms to protect our brand name and product design. While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Sales Personnel

We do not currently employ any sales personnel. In the short term, we intend to use the services of our management to sell our Product.  In the event we hire sales personnel, we do not intend to do so in the next twelve months unless our revenues are enough to absorb the cost of these personnel.

Expenses

We estimate the costs to implement our business strategy over the following twelve months to be:
•
Travel and Related expenses, which will consist primarily of our executive officers and directors visiting food merchants and resellers in their sales efforts. We estimate travel and related expenses for the next twelve months will be approximately $4,000;

•
Initial Marketing, which will consist of the marketing efforts discussed above, including direct marketing and attendance at trade shows. We estimate initial marketing expenses for the next twelve months will be approximately $2,000

•	Research and Development costs consist of developing and testing our Site. We estimate that research and development costs for the next twelve months will be approximately $5,000
•	Office rent of $6,000
•	Internet and telephone expenses of $900
•	Management fees to Barbara Lamb of $1,680

We intend to obtain business capital through the use of private equity fundraising or shareholders loans. We anticipate that, in time, the primary source of revenues for our business model will be advertising and third party and affiliate revenue.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations for the Period from December 13, 2006 (Date of Inception) until November 30, 2007

We generated no revenue for the period from December 13, 2006 (Date of Inception) until November 30, 2007. Our Operating Expenses during this period equaled $26,282, consisting of Legal and Accounting fees of $6,950, Management fees of $1,427, and Rent and Utilities of $5,602, Travel, meals, and entertainment expenses of $5,633, Website development costs of $4,062, General and administrative expenses of $2,223, and Depreciation of $385. We, therefore, recorded a net loss of $26,282 for the period from December 13, 2006 (Date of Inception) until November 30, 2007. Our operating expenses are wholly attributable to professional, marketing, and travel expenses associated with the initial development of our business.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of November 30, 2007, we had total current assets of $46,496, consisting entirely of Cash. We had current liabilities in the amount of $12,907 as of November 30, 2007. Thus, we have working capital of $33,589 as of November 30, 2007.

Operating activities used $12,990 in cash for the period from December 13, 2006 (Date of Inception) until November 30, 2007. Our net loss of $26,282 was the primary reason for our negative operating cash, offset by an increase in accounts payable of $12,907. Financing Activities during the period from December 13, 2006 (Date of Inception) until November 30, 2007 generated $61,200 in cash during the period.

As set out above, we expect to spend approximately $19,580 to implement our business plan over the coming year. Our accounting, legal and administrative expenses for the next twelve months are anticipated to be $30,000.   As of November 30, 2007, we had $46,496 in cash.

As of November 30, 2007, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

We have recurring losses and have a deficit accumulated during the development stage of $26,282 as of November 30, 2007.  Our financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, we have no current source of revenue. Our auditors have indicated that without realization of additional capital, it would be unlikely for us to continue as a going concern.  Our management plans on raising cash from public or private debt or equity financing, on an as needed basis and ultimately, upon achieving profitable operations through the development of business activities.

Off Balance Sheet Arrangements

As of November 30, 2007, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

Except as follows, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Management fees of $1,427 for the period from inception (December 13, 2006) through November 30, 2007, are accrued and owing to Ms. Barbara Lamb.  She is compensated at $140 per month for her services.  The company does not have a written employment agreement with Ms. Lamb, but the board of directors has resolved to pay her $140 per month for her services.

Wishart neither owns nor leases any real or personal property.  Ms. Lamb has provided rent and utilities to the company at a cost of $575 per month for a total of $5,602 for the period from inception (December 13, 2006) through November 30, 2007.  This amount is accrued and owing to Ms. Lamb.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have forty-two (42) holders of record of our common stock.

Rule 144 Shares

None of our common stock is currently available for resale to the public under Rule 144.

Of the shares being registered, 515,000 shares held by forty-one (41) shareholders will be available for resale in March of 2008, depending on exactly when they purchased their shares, all in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

Barbara Lamb, as an affiliate, will be able to sell her shares, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, starting in December, 2007.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 25,150 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form S-1 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form S-1 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the period from inception (December 13, 2006) through November 30, 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barbara Lamb President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director	2007	1,427	0	0	0	0	$5,602	7,029
Yvonne Price, Vice-President	2007	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table
Management fees of $1,427 for the period from inception (December 13, 2006) through November 30, 2007, are accrued and owing to Ms. Barbara Lamb.  She is compensated at $140 per month for her services.  The company does not have a written employment agreement with Ms. Lamb, but the board of directors has resolved to pay her $140 per month for her services.

Wishart neither owns nor leases any real or personal property.  Ms. Lamb has provided rent and utilities to the company at a cost of $575 per month for a total of $5,602 for the period from inception (December 13, 2006) through November 30, 2007.  This amount is accrued and owing to Ms. Lamb.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of November 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Barbara Lamb	-	-	-	-	-	-	-	-	-
Yvonne Price	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to date of this Prospectus.

Director Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our directors for all services rendered in all capacities to us for the period from inception (December 13, 2006) through November 30, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barbara Lamb	0	0	0	0	0	0	0

We do not intend on compensating our directors for their services.

Financial Statements

Index to Financial Statements:

Audited financial statements for the period from December 13, 2006 (Date of Inception) through November 30, 2007:

F-1	Report of Independent Registered Public Accounting Firm

F-2	Balance Sheet as of November 30, 2007

F-3	Statement of Operations for the period from December 13, 2006 (Date of Inception) through November 30, 2007

F-4	Statement of Stockholders’ Equity for the period from December 13, 2006 (Date of Inception) through November 30, 2007

F-5	Statement of Cash Flows for the period from December 13, 2006 (Date of Inception) through November 30, 2007

F-6	Notes to Financial Statements

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com
Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Wishart Enterprises Limited
Saskatoon, Saskatchewan, Canada

We have audited the accompanying balance sheet of Wishart Enterprises Limited   (the “Company”) as of November 30, 2007, and the related statements of operations, stockholders' equity, and cash flows for the period from December 13, 2006 (Date of Inception) through November 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wishart Enterprises Limited as of November 30, 2007, and the results of its operations and its cash flows for the period from December 13, 2006 (Date of Inception) through November 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2008 raise substantial doubt about its ability to continue as a going concern. The 2007 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Maddox Ungar Silberstein, PLLC
Bingham Farms, Michigan
January 14, 2008

WISHART ENTERPRISES LIMITED
 (A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
As of November 30, 2007

ASSETS
Current Assets
Cash	$46,496

Computer equipment, net of accumulated depreciation of $ 386	1,329

Total Assets	$47,825

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities – Note 5	$12,907

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 50,000,000 shares authorized, 2,515,000 shares issued and outstanding	2,515
Additional paid in capital	58,685
Deficit accumulated during the development stage	(26,282)
Total Stockholders’ Equity	34,918

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,825

See accompanying notes to financial statements.

WISHART ENTERPRISES LIMITED
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
For the period from December 13, 2006 (Date of Inception) through November 30, 2007

Expenses:
Depreciation	$385
General and administrative	2,223
Legal and accounting	6,950
Management fees – Note 5	1,427
Rent and utilities – Note 5	5,602
Travel, meals and entertainment	5,633
Website	4,062
Total general and administrative expenses	26,282

Net loss	$(26,282)

Net loss per share: Basic and diluted	$(0.01)

Weighted average shares outstanding: Basic and diluted	2,386,250

See accompanying notes to financial statements.

WISHART ENTERPRISES LIMITED
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Period from December 13, 2006 (Date of Inception) through November 30, 2007

	Common stock		Additional paid-in	Deficit accumulated during the Development
	Shares	Amount	capital	stage	Total
Issuance of common stock for cash to founder	2,000,000	$2,000	$18,000	$-	$20,000
Issuance of common stock for cash at $.08 per share	515,000	515	40,685	-	41,200
Net loss for the period	-	-	-	(26,282)	(26,282)

Balance, November 30, 2007	2,515,000	$2,515	$58,685	$(26,282)	$34,918

See accompanying notes to financial statements.

WISHART ENTERPRISES LIMITED
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
For the period from December 13, 2006 (Date of Inception) through November 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(26,282)
Adjustments to reconcile net loss to
Cash used by operating activities:
Depreciation	385
Change in non-cash working capital items
Increase in accounts payable and accrued liabilities	12,907

CASH FLOWS USED IN OPERATING ACTIVITIES	(12,990)

CASH FLOWS FROM FINANCING ACTIVITY
Proceeds from sales of common stock	61,200

CASH FLOWS USED IN INVESTING ACTIVITY
Acquisition of computer equipment	(1,714)

NET INCREASE IN CASH	46,496
Cash, beginning of period	-
Cash, end of period	$46,496

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-
Income taxes paid	$-

See accompanying notes to financial statements.

WISHART ENTERPRISES LIMITED
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Wishart Enterprises Limited  (“Wishart ” or the “Company”) was incorporated in Nevada on December 13, 2006 and was subsequently registered in Saskatchewan, Canada as an extra-provincial corporation. Wishart develops health-related websites advocating a blend of western medicine with alternative health practices. Wishart is a development stage company and has not yet realized any revenues from its planned operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Foreign Currency

The operations of the Company are located in Canada.  Wishart maintains both U.S. Dollar and Canadian Dollar bank accounts.  The functional currency is the U.S. Dollar.  Transactions in foreign currencies other than the functional currency, if any, are re-measured into the functional currency at the rate in effect at the time of the transaction.  Re-measurement gains and losses that arise from exchange rate fluctuations are included in income or loss from operations.  Monetary assets and liabilities denominated in Canadian Dollars are translated into U.S. Dollars at the rate in effect at the balance sheet date.  Revenue and expenses denominated in Canadian Dollars are translated at the average exchange rate.

Property and Equipment

Computer equipment is stated at cost less accumulated depreciation.  Depreciation is computed using the declining balance method at the annual rate of 45%.  One half of the annual depreciation is taken in the year of acquisition.

Development Stage

Wishart entered the development stage upon its inception in the current period.  Accordingly, income and expenses for the current year and cash flow for the current year equal income and expenses and cash flow on a cumulative basis since inception.

WISHART ENTERPRISES LIMITED
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income

The Company has adopted SFAS 130 “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity.  Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Income Tax

Wishart  follows SFAS 109, “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents

Recent Accounting Pronouncements

Wishart does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

Wishart has recurring losses and has a deficit accumulated during the development stage of $26,282 as of November 30, 2007.  Wishart's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, Wishart has no current source of revenue. Without realization of additional capital, it would be unlikely for Wishart to continue as a going concern.  Wishart's management plans on raising cash from public or private debt or equity financing, on an as needed basis and ultimately, upon achieving profitable operations through the development of business activities.

WISHART ENTERPRISES LIMITED
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007

NOTE 3 – INCOME TAXES

The provision for Federal income tax consists of the following:

November 30, 2007
Refundable Federal income tax attributable to:
Current Operations	$8,935
Less: valuation allowance	(8,935)
Net provision for Federal income taxes	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

November 30, 2007
Deferred tax asset attributable to:
Net operating loss carryover	$8,935
Less: valuation allowance	(8,935)
Net deferred tax asset	$-

At November 30, 2007, Wishart had an unused net operating loss carryover approximating $26,300 that is available to offset future taxable income; it expires beginning in 2027.

NOTE 4 – COMMON STOCK

At inception, Wishart issued 2,000,000 shares of stock to its founding shareholder for $20,000 cash.

During the period ended November 30, 2007, Wishart issued 515,000 shares of stock for $41,200 cash.

NOTE 5- RELATED PARTY TRANSACTIONS

During the period, rent and utilities expenses of $5,602 and management fees of $ 1,427 were paid to the director of Wishart.

Included in accounts payable and accrued liabilities is $7,074 due to the director of Wishart.

NOTE 6 – COMMITMENTS

Wishart neither owns nor leases any real or personal property.  Our officer has provided rent and utilities to the company at a cost of $575 per month and management services at a cost of $140 per month.  The officer and director are involved in other business activities and most likely will become involved in other business activities in the future.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000
Total	$27,001

All amounts are estimates.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 2,000,000 shares of common stock on December 13, 2006, to Barbara Lamb, our President and Director. These shares were issued pursuant to Regulation S of the Securities Act of 1933 (the "Securities Act") at a price of $0.01 per share, for total proceeds of $20,000. The 2,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed a private placement of 515,000 shares of our common stock pursuant to Regulation S of the 1933 Act on March 15, 2007. All shares were issued at a price of $0.08 per share. We received proceeds of $41,200 from the offering. Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Marvin Longabaugh, Esq., with consent to use
23.1	Consent of Maddox Ungar Silberstein, PLLC
24.1	Power of Attorney (see attached signature page)

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Reno, Nevada on February 12, 2008.

Wishart Enterprises Limited.

By: /s/ Barbara Lamb
Barbara Lamb
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jennie Slade as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Wishart Enterprises Limited.

By: /s/ Barbara Lamb
Barbara Lamb
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting President and Director
February 12, 2008

By: /s/ Yvonne Price
Yvonne Price
Vice-President
February 12, 2008